Exhibit 99.1

Spectrum Brands Reports Second Quarter 2008 Financial Results

ATLANTA--(BUSINESS WIRE)--Spectrum Brands, Inc. (NYSE: SPC) (the Company) announced today second quarter net sales of $647.1 million and a net loss of $2.19 per share for the quarter ended March 30, 2008. Excluding certain items which management believes are not indicative of the Company’s on-going normalized operations, the Company generated an adjusted net loss per share of $0.14 on a fully diluted basis, a non-GAAP number. These items, net of tax, include:

  A catch up in depreciation and amortization related to the re-classification of the Home & Garden segment into continuing operations of $10.7 million or $0.21 per share;
  A non-cash impairment charge of $8.3 million or $0.16 per share, for the write-off of certain trade names used in the Home & Garden business;
  restructuring and related charges of $3.5 million, or $0.07 per share, associated with company-wide cost reduction initiatives;
  net tax adjustments of $83.0 million, or $1.63 per share, to reflect an increase in the valuation allowance against net deferred tax assets; and
  other items netting to a benefit of $0.9 million or $.02 per share.

During the second quarter of fiscal 2007, the Company reported a net loss per fully diluted share of $4.77. Excluding a goodwill impairment charge of $3.84 per share, refinancing charges of $0.43 per share, restructuring and related charges of $0.25 per share, $0.05 per share of transaction costs incurred in connection with the proposed sale of the Company’s Home and Garden business, an add back of $0.04 per share for depreciation and amortization that would have been recorded if the Home & Garden business had been in continuing operations, and other non-cash adjustments netting an add back of $0.06 per share, the second quarter 2007 adjusted loss per fully diluted share was $0.30.

Led by strong double digit growth in the Company’s personal care and companion pet supply product lines and favorable foreign exchange, Spectrum Brands' net sales of $647.1 million represented a two percent increase from the prior year, after excluding the Canadian division of the Home and Garden business, which the Company sold in November 2007. Favorable foreign currency contributed $27 million, or 4 percent to net sales. Partially offsetting the positive trends were lower sales in consumer batteries and men’s electric shaving and grooming in North America. Additionally, the Home & Garden division saw a later than normal start to its peak selling season this year, delaying some expected revenues into the third quarter.

The Company continued to see benefits from its 2007 global realignment initiatives. Adjusted EBITDA, a non-GAAP measurement which the Company believes is a useful indicator of the operating health of the business and its trajectory, was $66.2 million as compared with $54.0 million in the second quarter of the prior year, a 23 percent improvement. For the latest twelve months, adjusted EBITDA is $296.3 million and has increased 26 percent compared to one year ago.

"This marks the fourth consecutive quarter of double digit growth in adjusted EBITDA. This level of performance reflects the very strong focus and commitment our team has to drive profitable growth in this business,” said Kent Hussey, Chief Executive Officer. “I’m pleased with the progress we’re making. Despite a sluggish U.S. economy, continuing tight inventory controls at retailers and rising input costs, our teams have worked hard to make the necessary changes to improve the efficiency and profitability of this business.”

Gross profit and gross margin for the quarter were $234.6 million and 36.3 percent, respectively, versus $223.8 million and 35.3 percent for the same period last year. Within cost of sales, the Company incurred restructuring and related charges of approximately $200 thousand this quarter related to headcount reductions taken as part of its 2007 global realignment and $6.7 million in the second quarter of 2007. Also, within cost of sales this quarter was $4.7 million in depreciation related to the Home & Garden segment that was not present last year.

The current quarter’s operating expenses were $222.9 million as compared with $420.3 million in operating expenses in the same quarter last year. Included in this year’s operating expenses were $15.8 million of additional depreciation and amortization, $13.2 million for a non-cash intangibles impairment related to trade names in the Home & Garden segment and $5.2 million in restructuring and related charges. In the second quarter of fiscal 2007, operating expenses included a non-cash charge of $214 million for a goodwill impairment and $11.2 million in restructuring and related charges.

Spectrum generated second quarter operating income and operating margin of $11.7 million and 1.8 percent, respectively, versus an operating loss of $196.5 million in the same period last year. The primary variance related to the non-cash impairment charges referenced above.

Reporting Change

In view of current economic conditions and existing uncertainties in financial markets, the Company's Board of Directors has determined that it is unlikely at this time that the Company could complete a sale of its lawn and garden and household insect control business (the "Home and Garden Business") at a price and upon terms and conditions that the Company would regard as acceptable. As a result, the Company has determined not to pursue a sale of the Home and Garden Business at this time. In addition, in accordance with applicable accounting principles and in view of the difficulty in predicting the timing or probability of a sale, the Home and Garden Business will be reclassified and accounted for as an asset held and used in the Company's continuing operations and accounted for as part of the Company's continuing operations beginning in the second quarter of fiscal 2008. The Company remains committed to exploring possible strategic options, including divesting certain assets, in order to sharpen the Company's focus on strategic growth businesses, reduce outstanding indebtedness and maximize long-term shareholder value.

As a result of the reclassification of our Home and Garden Business as continuing operations, in accordance with GAAP, we have revised our financial results for all prior periods in which we classified our Home and Garden Business as discontinued operations to present the Home and Garden Business as continuing operations. Our revised presentation excludes from continuing operations the results of our Canadian division of our Home and Garden business, which we sold in November 2007 and remains classified as discontinued operations for such periods. See attached Tables 4, 5 and 6 that reflect selected financial data for fiscal 2007 by quarter and the 1st and 2nd quarters of fiscal 2008 as described above (the “Home and Garden Reconciliation Spreadsheets”).

Second Quarter Segment Results

The Global Batteries and Personal Care segment reported net sales of $307.6 million compared with $297.2 million reported last year, an increase of 3.5 percent, primarily as a result of favorable foreign exchange of $22 million. Global battery sales were down 1.4 percent compared with the prior year. The primary driver of this decline was lower North American battery sales, which declined 15.9 percent as compared with the prior year, due to the sluggish US economy, lower category consumption and inventory reductions among certain key retailers. European battery sales increased 3.3 percent from the prior year benefiting from favorable foreign exchange, offset by slower sales in Western Europe due to the Company’s planned exit from unprofitable or marginally profitable private label businesses. Latin American battery sales generated year over year growth of 7.3 percent. Global sales of Remington branded products increased 18.1 percent during the quarter with positive sales growth in each major geographic region and double digit increases in hair care products. Increased distribution and market share gains in Europe and Latin America generated double digit sales growth in those areas. North America experienced single digit growth as a result of lower sales in batteries and men’s electric shaving and grooming products.

Segment profitability for Global Batteries & Personal Care was $24.7 million for the quarter, up 11.8 percent over last year’s $22.1 million. The profit improvement was primarily due to the cost savings generated from 2007’s global realignment initiatives as well as a 40 basis point improvement in gross margin related to cost savings generated from more efficient operation of the Company’s manufacturing facilities.

Global Pet Supplies net sales were $148.4 million, a 4.1 percent increase compared with the prior year. Companion animal product net sales grew 10.3 percent, while global aquatics net sales increased 1.5 percent from the prior year. North American aquatic sales declined 8 percent, continuing the trend experienced over the past year. Sales in Europe and the Pacific Rim were up 19.5 percent and 18.7 percent, respectively, as a result of new product rollouts, new marketing programs and favorable currency.

Segment profitability for Global Pet Supplies for the quarter was $15.3 million compared to $16.4 million last year, down 6.7 percent due to increased input costs and foreign exchange effects. The Company has implemented price increases, which should benefit results in the second half of fiscal 2008.

Spectrum’s Home & Garden segment’s net sales from continuing operations were $191.1 million, a 1.9 percent decline for the quarter. The Company experienced stringent inventory controls by certain retailers and a potential projected shift of some revenues to the third quarter due to a late breaking lawn and garden season. Weather conditions improved in April, leading to a double digit point of sale improvement over last year, improving the outlook for Home & Garden for the balance of fiscal 2008.

Due to the cumulative depreciation and amortization catch-up of $17.1 million plus normal depreciation and amortization of $3.4 million recorded this quarter which were not included in last year’s results, the Home & Garden segment generated a loss of $500 thousand as compared with profits of $14.8 million last year.

Corporate expenses were $9.2 million for the quarter as compared with $17.9 million last year. 2007 corporate expenses included a non-recurring $4 million charge related to the write-off in the second quarter of 2007 of professional fees incurred in connection with the attempt to sell the Home & Garden business. The remainder of the variance is due to lower executive compensation expense and other corporate overhead expense reductions.

Interest expense was $58.3 million compared to $85.2 million in the same period last year. 2007 interest expense included a prepayment premium of $11.6 million associated with the refinancing of the Company’s senior credit facility and the write-off of debt issuance costs of $24.6 million, accounting for the variance from this quarter’s interest expense.

Tax expense recorded during the quarter was $66.3 million versus a tax benefit of $45.9 million in the same period last year. Included in this is a $51.9 million expense related to increasing the Company’s valuation allowance against the net deferred tax asset of its Home & Garden segment necessitated as a result of the reclassification of the segment from discontinued operations to continuing operations. In addition, similar to the first quarter of 2008, the Company recorded an expense in the quarter to increase its valuation allowance against its U.S. federal net deferred tax asset of its remaining business segments to reserve for the possibility that the deferred tax assets will not be realized. As a result, fiscal 2008 operating losses in the U.S. no longer create U.S. tax benefits. This accounting treatment is not expected to have any impact on the Company’s ability to utilize net operating losses if and when the Company recognizes future taxable income within the U.S. The result of not recording a tax benefit in the U.S. combined with recording a tax provision on taxable income generated by foreign subsidiaries results in an effective tax rate significantly higher than that experienced in prior years. This increased tax rate has no cash impact on the Company.

Webcast Information

Spectrum Brands will hold a conference call at 8:30 a.m. EDT on May 6 to further discuss its second quarter results. The call will be accessible via webcast through the Company’s website, www.spectrumbrands.com, and will be archived online until May 20.

Non-GAAP Measurements

Within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings per share on a GAAP basis to adjusted diluted earnings per share, and Table 6, “GAAP Net Loss to Adjusted EBITDA,” for a reconciliation of net income to adjusted EBITDA for the second quarter of fiscal 2008 and the second quarter of fiscal 2007 and for the last twelve months as of the end of the second quarter of fiscal 2008 and the second quarter of fiscal 2007. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, Spectrum Brands’ management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands management believes that adjusted diluted earnings per share and adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insect control products, personal care products and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-In-1®, Spectracide®, Schultz®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2007 net sales of $2.6 billion. The Company's stock trades on the New York Stock Exchange under the symbol SPC.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) unfavorable developments in the global credit markets, (4) the impact of overall economic conditions on consumer spending, (5) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (6) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (7) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (8) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1 SPECTRUM BRANDS, INC. Condensed Consolidated Statements of Operations For the three and six months ended March 30, 2008 and April 1, 2007 (Unaudited) (In millions, except per share amounts)

	THREE MONTHS			SIX MONTHS
	F2008	F2007	INC (DEC)	F2008	F2007	INC (DEC)
			%			%
Net sales	$647.1	$634.5	2.0%	$1,251.8	$1,245.6	0.5%
Cost of goods sold	412.3	404.0		799.2	790.9
Restructuring and related charges	0.2	6.7		0.3	12.6
Gross profit	234.6	223.8	4.8%	452.3	442.1	2.3%

Selling	139.1	139.5		275.4	288.4
General and administrative	59.2	48.4		98.5	87.7
Research and development	6.2	7.2		12.0	14.6
Restructuring and related charges	5.2	11.2		10.1	14.8
Goodwill and intangibles impairment	13.2	214.0		13.2	214.0

Total operating expenses	222.9	420.3		409.2	619.5

Operating income (loss)	11.7	(196.5)		43.1	(177.4)

Interest expense	58.3	85.2		115.4	132.1
Other (income) expense, net	(1.1)	2.3		(1.2)	3.3

Loss from continuing operations before income taxes	(45.5)	(284.0)		(71.1)	(312.8)

Income tax expense (benefit)	66.3	(45.9)		82.8	(57.1)

Loss from continuing operations	(111.8)	(238.1)		(153.9)	(255.7)

Income (loss) from discontinued operations, net of tax (a)	0.1	0.6		(1.2)	(0.6)

Net loss	$(111.7)	$(237.5)		$(155.1)	$(256.3)

Average shares outstanding (b)	50.9	49.8		50.9	49.8

Loss income from continuing operations	$(2.20)	$(4.78)		$(3.02)	$(5.13)
Income (loss) from discontinued operations	-	0.01		(0.03)	(0.01)
Basic loss per share	$(2.19)	$(4.77)		$(3.05)	$(5.14)

Average shares and common stock equivalents outstanding (b) (c)	50.9	49.8		50.9	49.8

Loss income from continuing operations	$(2.20)	$(4.78)		$(3.02)	$(5.13)
Income (loss) from discontinued operations	-	0.01		(0.03)	(0.01)
Diluted loss per share	$(2.19)	$(4.77)		$(3.05)	$(5.14)

(a) Reflects the income (loss) from discontinued operations, net of tax, of the Canadian Home and Garden business, discontinued effective October 1, 2006. Included in the loss from discontinued operations for the six months ended March 30, 2008 is a loss on disposal of $1.1 million, net of tax benefit. The Company's Canadian Home and Garden business has been excluded from continuing operations for all periods presented.

(b) Per share figures calculated prior to rounding.

(c) For the three and six months ended March 30, 2008 and April 1, 2007, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2 SPECTRUM BRANDS, INC. Supplemental Financial Data For the three and six months ended March 30, 2008 and April 1, 2007 (Unaudited) ($ in millions)

Supplemental Financial Data	F2008	F2007
Cash	$81.5	$118.2

Trade receivables, net	$365.0	$400.6
Days Sales Outstanding (a)	45	51

Inventory, net	$468.2	$476.5
Inventory Turnover (b)	2.8	3.4

Total Debt	$2,643.4	$2,659.8

	THREE MONTHS		SIX MONTHS
Supplemental Cash Flow Data	F2008	F2007	F2008	F2007
Depreciation and amortization, excluding amortization of debt issuance costs	$35.5	$18.8	$51.7	$36.6

Capital expenditures	$5.5	$5.1	$10.6	$12.8

	THREE MONTHS		SIX MONTHS
Supplemental Segment Sales & Profitability	F2008	F2007	F2008	F2007

Net Sales
Global Batteries & Personal Care	$307.6	$297.2	$725.6	$724.1
Home and Garden	191.1	194.8	235.3	241.3
Global Pet Supplies	148.4	142.5	290.9	280.2
Total net sales	$647.1	$634.5	$1,251.8	$1,245.6

Segment Profit
Global Batteries & Personal Care	$24.7	$22.1	$71.7	$62.0
Home and Garden	(0.5)	14.8	(19.6)	(1.5)
Global Pet Supplies	15.3	16.4	32.1	34.7
Total segment profit	39.5	53.3	84.2	95.2

Corporate	9.2	17.9	17.5	31.2
Restructuring and related charges	5.4	17.9	10.4	27.4
Goodwill and intangibles impairment	13.2	214.0	13.2	214.0
Interest expense	58.3	85.2	115.4	132.1
Other (income) expense, net	(1.1)	2.3	(1.2)	3.3

Loss from continuing operations before income taxes	$(45.5)	$(284.0)	$(71.1)	$(312.8)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3 SPECTRUM BRANDS, INC. Reconciliation of GAAP to Adjusted Diluted Earnings Per Share For the three and six months ended March 30, 2008 and April 1, 2007 (Unaudited)

	THREE MONTHS				SIX MONTHS
	F2008		F2007		F2008		F2007
Diluted loss per share, as reported	$(2.19)		$(4.77)		$(3.05)		$(5.14)

Adjustments, net of tax:
Restructuring and related charges	0.07	(a)	0.25	(b)	0.13	(c)	0.37	(d)
Goodwill and Intangibles Impairment	0.16	(e)	3.84	(f)	0.16	(e)	3.84	(f)
Depreciation and Amortization - U.S Home and Garden	0.21	(g)	(0.04)	(g)	0.17	(g)	(0.09)	(g)
Transaction Costs	0.02	(h)	0.05	(h)	0.02	(h)	0.05	(h)
Re-financing costs	-		0.43	(i)	-		0.43	(i)
Discontinued operations	-		(0.01)	(j)	0.03	(j)	0.01	(j)
Income taxes	1.63	(k)	-		2.13	(k)	-
Other adjustments	(0.04)	(l)	(0.05)	(l)	(0.11)	(l)	(0.09)	(l)
	2.05		4.47		2.53		4.52

Diluted loss per share, as adjusted	$(0.14)		$(0.30)		$(0.52)		$(0.62)

Note: Per share figures calculated prior to rounding.

(a) For the three months ended March 30, 2008, reflects $3.5 million, net of tax, of restructuring and related charges as follows: $1.0 million for the integration of United and Tetra and $2.5 million for the Global restructuring announced January 10, 2007.

(b) For the three months ended April 1, 2007, reflects $12.5 million, net of tax, of restructuring and related charges as follows: (i) $8.6 million for the integration of United and Tetra; (ii) $2.6 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; (iii) $1.3 million for the Global restructuring announced January 10, 2007.

(c) For the six months ended March 30, 2008, reflects $6.8 million, net of tax, of restructuring and related charges as follows: $2.0 million for the integration of United and Tetra and $4.8 million for the Global restructuring announced January 10, 2007.

(d) For the six months ended April 1, 2007, reflects $18.6 million, net of tax, of restructuring and related charges as follows: (i) $12.5 million for the integration of United and Tetra; (ii) $4.8 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; (iii) $1.3 million for the Global restructuring announced January 10, 2007.

(e) For the three and six months ended March 30, 2008, reflects an impairment charge of $8.3 million, net of tax, for the write-off of trade names of our Home & Garden business as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(f) For the three and six months ended April 1, 2007, reflects an impairment charge of $191.2 million, net of tax, for the write-off of goodwill of our North America batteries and personal care business (which is included in our Global Batteries and Personal care business segment) as a result of an impairment evaluation in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

(g) Effective December 31, 2007, the Company discontinued the active marketing of the Home and Garden business for sale and, accordingly, reclassified the Home and Garden business, which had been designated as a discontinued operation since October 1, 2006, as an asset held and used in continuing operations. Going forward the Company will account for the Home and Garden business as continuing operations. Inasmuch as depreciation and amortization expense is not recorded for assets designated as discontinued operations, this adjustment reflects the impact of depreciation and amortization expense as if the Home and Garden business was designated as a continuing operation for all periods presented.

(h) For the three and six months ended March 30, 2008 general and administrative expenses included $1.0 million, net of tax, of transaction costs incurred in connection with the proposed sale of the Company's U.S. Home & Garden business. For the three and six months ended April 1, 2007 general and administrative expenses include $2.3 million, net of tax, representing professional fees incurred in connection with the proposed sale of the Company's Home & Garden business.

(i) For the three and six months ended April 1, 2007 reflects $21.1 million, net of tax, of charges associated with a refinancing of the Company's debt as follows: (i) $14.3 million write-off of deferred financing fees associated with the then existing Senior term debt and the $350 8½% Senior subordinated notes; (ii) $6.8 million pre-payment penalty associated with the then existing Senior term debt.

(j) For the three months ended April 1, 2007, reflects income from discontinued operations, net of tax of $0.6 million of the Company's Canadian Home & Garden business, discontinued effective October 1, 2006. For the six months ended March 30, 2008 reflects the loss on discontinued operations, net of tax of $1.2 million of the Company's Canadian Home & Garden business sold on November 1, 2007. Such loss includes a loss on disposal of $1.1 million, net of tax benefit. For the six months ended April 1, 2007 reflects loss on discontinued operations, net of tax of $0.7 million of the Company's Canadian Home & Garden business, discontinued effective October 1, 2006.

(k) For the three and six months ended March 30, 2008, reflects $83.0 million and $108.3 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(l) For the three and six months ended March 30, 2008, general and administrative expenses include a net of tax benefit of $1.9 million and $5.6 million, respectively, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three and six months ended March 30, 2008, interest expense includes a net of tax benefit of $0.8 million and $2.8 million, respectively, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products. For the three and six months ended April 1, 2007, general and administrative expenses include a net of tax benefit of $.8 million and $2.4 million, respectively, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period. For the three and six months ended April 1, 2007, interest expense includes a net of tax benefit of $0.3 million and $.9 million, respectively, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

Table 4 SPECTRUM BRANDS, INC. Condensed Consolidated Statements of Operations (Quarterly) (Unaudited) ($ millions)

	F2007					F2008
	Q1	Q2	Q3	Q4	F2007	Q1	Q2

Net sales	$611.1	$634.5	$660.0	$659.1	$2,564.7	$604.7	$647.1
Cost of goods sold	386.9	404.0	402.0	406.8	1,599.6	386.9	412.3
Restructuring and related charges	5.9	6.7	4.1	14.6	31.3	0.1	0.2
Gross profit	218.3	223.8	253.9	237.8	933.8	217.7	234.6

Selling	148.9	139.5	140.3	131.0	559.7	136.3	139.1
General and administrative	39.3	48.4	34.7	41.2	163.5	39.3	59.2
Research and development	7.4	7.2	6.5	5.9	27.0	5.8	6.2
Restructuring and related charges	3.6	11.2	26.8	25.1	66.7	4.9	5.2
Goodwill and intangibles impairment	-	214.0	-	148.4	362.4	-	13.2

Total operating expenses	199.2	420.3	208.3	351.5	1,179.2	186.3	222.9

Operating income (loss)	19.1	(196.5)	45.6	(113.7)	(245.4)	31.4	11.7

Interest expense	46.9	85.2	59.4	64.3	255.8	57.1	58.3
Other (income) expense, net	1.0	2.3	1.2	(4.8)	(0.3)	(0.1)	(1.1)

Loss from continuing operations before income taxes	(28.8)	(284.0)	(15.0)	(173.2)	(500.9)	(25.6)	(45.5)

Income tax expense (benefit)	(11.2)	(45.9)	(6.9)	119.7	55.7	16.5	66.3

Loss from continuing operations	(17.6)	(238.1)	(8.2)	(292.9)	(556.7)	(42.1)	(111.8)

Income (loss) from discontinued operations, net of tax (a)	(1.2)	0.6	0.7	(40.1)	(40.0)	(1.3)	0.1

Net loss	$(18.8)	$(237.5)	$(7.4)	$(333.0)	$(596.7)	$(43.4)	$(111.7)

Note: Amounts calculated prior to rounding

(a) Reflects the income (loss) from discontinued operations, net of tax, of the Canadian Home and Garden business, discontinued effective October 1, 2006. Included in the loss from discontinued operations for the three months ended December 30, 2007 is

Table 5 SPECTRUM BRANDS, INC. Supplemental Financial Data (Quarterly) (Unaudited) ($ in millions)

	F2007					F2008
Supplemental Segment Sales & Profitability	Q1	Q2	Q3	Q4	F2007	Q1	Q2

Net Sales
Global Batteries & Personal Care	$426.9	$297.2	$307.0	$400.4	$1,431.5	$418.0	$307.6
Home and Garden Business	46.5	194.8	218.0	110.9	570.2	44.2	191.1
Global Pet Supplies	137.7	142.5	135.0	147.8	563.0	142.5	148.4
Total net sales	$611.1	$634.5	$660.0	$659.1	$2,564.7	$604.7	$647.1

Segment Profit
Global Batteries & Personal Care	$39.9	$22.1	$27.4	$54.5	$143.9	$47.0	$24.7
Home and Garden Business	(16.3)	14.8	42.3	6.2	47.0	(19.1)	(0.5)
Global Pet Supplies	18.3	16.4	14.4	21.9	71.0	16.8	15.3
Total segment profit	41.9	53.3	84.1	82.6	261.9	44.7	39.5

Corporate	13.3	17.9	7.6	8.2	47.0	8.3	9.2
Restructuring and related charges	9.5	17.9	30.9	39.7	98.0	5.0	5.4
Goodwill and intangibles impairment	-	214.0	-	148.4	362.4	-	13.2
Interest expense	46.9	85.2	59.4	64.3	255.8	57.1	58.3
Other (income) expense, net	1.0	2.3	1.2	(4.8)	(0.3)	(0.1)	(1.1)

Loss from continuing operations before income taxes	$(28.8)	$(284.0)	$(15.1)	$(173.3)	$(501.0)	$(25.6)	$(45.5)

Note: Amounts calculated prior to rounding

Table 6 SPECTRUM BRANDS, INC. GAAP Net Loss to Adjusted EBITDA (Unaudited) ($ millions)

	F2006		F2007					F2008
	Q3	Q4	Q1	Q2	Q3	Q4	F2007	Q1	Q2

Income (loss) from continuing operations, net of tax	$1.3	$(439.2)	$(17.6)	$(238.1)	$(8.2)	$(292.9)	$(556.7)	$(42.1)	$(111.8)

Income tax expense (benefit) - continuing operations	0.9	(32.9)	(11.2)	(45.9)	(6.9)	119.7	55.7	16.5	66.3
Interest expense	45.3	47.0	46.9	85.2	59.4	64.3	255.8	57.1	58.3
Goodwill and intangibles impairment		433.0	-	214.0	-	148.4	362.4	-	13.2
Restructuring and Related charges	14.2	28.8	9.5	17.9	30.9	39.7	98.0	5.0	5.4
Depreciation and Amortization	22.5	21.1	17.6	18.8	24.3	16.7	77.4	16.2	35.5
Restricted Stock Amortization/Restructuring (a)			0.1		(9.8)	(0.2)	(9.9)		(0.2)
Brazilian IPI Credit	(1.7)	(1.7)	(2.3)	(1.9)	(2.1)	(2.4)	(8.7)	(3.6)	(1.9)
Transaction costs - Home & Garden Business			-	3.9	-	-	3.9	-	1.5

Adjusted EBITDA	$82.5	$56.1	$43.0	$54.0	$87.7	$93.3	$278.0	$49.1	$66.2

Note: Amounts calculated prior to rounding

(a) adjustment reflects restricted stock amortization which is associated with and included in restructuring and related charges. As such amounts are also included in Table 2 to the Company's earning release for the respective quarter, "Supplemental Cash Flow Data - Depreciation and amortization excluding amortization of debt issuance costs," the adjustment negates the impact of reflecting this expense twice.

(b) the reconciliation of last twelve months (LTM) adjusted EBITDA as of the end of the 2nd quarter of Fiscal 2007 to the LTM adjusted EBITDA as of the end of 2nd quarter of Fiscal 2008 is as follows:
Adjusted EBITDA 3rd Quarter of Fiscal 2006	$82.5
Adjusted EBITDA 4th Quarter of Fiscal 2006	56.1
Adjusted EBITDA 1st Quarter of Fiscal 2007	43.0
Adjusted EBITDA 2nd Quarter of Fiscal 2007	54.0

LTM Adjusted EBITDA as of the end of the 2nd quarter of Fiscal 2007		$235.5

Adjusted EBITDA 3rd Quarter of Fiscal 2007	$87.7
Adjusted EBITDA 4th Quarter of Fiscal 2007	93.3
Adjusted EBITDA 1st Quarter of Fiscal 2008	49.1
Adjusted EBITDA 2nd Quarter of Fiscal 2008	66.2

LTM Adjusted EBITDA as of the end of the 2nd quarter of Fiscal 2008		$296.3

Increase in Adjusted EBITDA from the end of the 2nd quarter of Fiscal 2007 to the end of the 2nd quarter of Fiscal 2008		$60.8

CONTACT:
Spectrum Brands, Inc.
Investor Contact:
Carey Skinner, 770-829-6208
DVP Investor Relations
or
Sard Verbinnen & Co
Media Contact:
Kara Findlay or Jamie Tully, 212-687-8080